UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 18, 2008

Harry’s Trucking, Inc.
(Exact name of registrant as specified in its charter)

Delaware	333-140637	13-4343369
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

15981 Yarnell Street, #225 Sylmar, California	91342
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (818)_939-1049

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR  240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR  240.13e-4(c))

CURRENT REPORT ON FORM 8-K

HARRY’S TRUCKING, INC.

August 18, 2008

Item 5.01.	Changes in Control of Registrant.

On August 18, 2008, Haris Tajyar, Omar Tajyar and Miki Antunovich, our directors and corporate officers, privately sold 1,001,000 shares of our common stock, constituting 95.5% of our outstanding shares and all of the shares owned beneficially by them, to Vision Opportunity Master Fund, Ltd. As a result of the privately-negotiated sale, a change in control occurred from those directors and officers to Vision Opportunity Master Fund.

Vision Opportunity Master Fund purchased the shares for a total of approximately $253,333 in cash, inclusive of related acquisition costs. The source of the funding for the cash payment was the general working capital of Vision Opportunity Master Fund.

The terms of the purchase and sale transaction were as a result of arm’s-length negotiations between the parties. Neither party had any relationship with the other prior to this transaction.

Our officers and directors were not changed in connection with the purchase and sale transaction.

The foregoing description of the purchase and sale transaction does not purport to be complete and is qualified in its entirety by reference to the full text of a stock purchase agreement, the form of which is filed as Exhibit 99.1 to this current report and is incorporated herein by reference.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On August 19, 2008, we filed a Certificate of Amendment of the Certificate of Incorporation increasing the total number of shares of all classes of capital stock which we have authority to issue to 120,000,000 shares, of which 20,000,000 shares are preferred stock, par value $.0001 per share, and 100,000,000 shares are common stock, par value $.0001 per share.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

The exhibit listed in the following Exhibit Index is filed as part of this current report.

Exhibit No.	Description

99.1	Form of Stock Purchase Agreement by and between Haris Tajyar, Omar Tajyar and Mike Antunovich and Vision Opportunity Master Fund, Ltd.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HARRY’S TRUCKING, INC.

Date: August 20, 2008	By:	/s/ Haris Tajyar
Haris Tajyar
President and Chief Executive Officer